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                                                                 EXHIBIT 12
                                                                 ----------

                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

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



                                  Nine Months Ended                                Fiscal Year End
                                ---------------------     ------------------------------------------------------------------
                               March 31,     March 24,      June 30,     June 30,      June 30,      June 30,       June 30,
                                  1995          1994          1994         1993          1992          1991           1990
                                  ----          ----          ----         ----          ----          ----           ----
 Earnings before provision
   for income taxes           $    243,755  $   606,404   $   642,799   $   614,398   $   507,625   $   229,501   $    192,532
                               -----------   ----------    ----------    ----------    ----------    ----------    -----------

 Add Fixed Charges
   Interest                      1,214,021      682,428     1,020,055       710,086       834,859     1,141,029      1,217,212

   Interest factor in rent          18,264       16,165        21,772        20,084        20,874        18,715         18,999
                               -----------   ----------    ----------    ----------    ----------    ----------    -----------

   Total Fixed Charges           1,232,285      698,593     1,041,827       730,170       855,733     1,159,744      1,236,211
                               -----------   ----------    ----------    ----------    ----------    ----------    -----------

 Earnings before fixed
 charges and provision for
 income taxes                 $  1,476,040  $ 1,304,997   $ 1,684,626   $ 1,344,568   $ 1,363,358   $ 1,389,245   $  1,428,743
                               ===========   ==========    ==========    ==========    ==========    ==========    ===========

 Ratio of Earning to Fixed
 Charges                               1.2          1.9           1.6           1.8           1.6           1.2            1.2
                               ===========   ==========    ==========    ==========    ==========    ==========    ===========


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